Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

Contact:
Garth Russell / Todd Fromer
212-896-1250 / 212-896-1215
grussell@kcsa.com / tfromer@kcsa.com
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   NEPHROS, INC. INITIATES SUPPLEMENTAL EUROPEAN CLINICAL TRIALS FOR OLPUR(TM)
                                      MD190
                                       ---

NEW YORK, May 26, 2005 -- Nephros, Inc. (AMEX: NEP), announced today it is initiating supplemental clinical trials across five nations in Europe to demonstrate therapy effectiveness and treatment cost savings achieved through the use of its OLpur(TM) MD190 filter product in providing therapy for chronic End Stage Renal Disease (ESRD).

Trials are being initiated in the United Kingdom, France, Germany, Italy and Sweden. Nephros will conduct three separate trials with durations ranging from 6-12 months. Enrollment of the studies is currently underway, with a total of approximately 250 patients, including 150 patients for whom the participating clinics will purchase Nephros filters, and 100 additional control patients. The studies will examine, among other things: the effectiveness of the OLpur(TM) MD190 in removing a range of toxins from the patients' blood; changes in patients' prescription drug usage for anemia, phosphatemia, and other conditions; potential cardiovascular benefits of the therapy; and other factors contributing to overall therapy cost and patient well-being, such as hospitalizations and nursing care.

"We believe that by offering a marked improvement in clearing toxins, particularly "middle molecules," from the blood, our MD190 filter can reduce hospitalization, medication and care costs as well as improve overall patient health, with a concurrent reduction in drug requirements. These controlled studies are designed to demonstrate both the effectiveness of our MD190 filter in removing toxins, as well as the overall patient-treatment cost-savings that can be achieved with this improved therapy. We believe these clinical trials will validate, and expand upon, the excellent results we achieved in our 2003 study in France," said Norman Barta, Nephros CEO.

Two papers were published earlier this year, in Nephrology, Dialysis and Transplantation (the official journal of the European Renal Association and European Dialysis and Transplant Association), and Kidney International (a premier publication of the renal industry) based on the Company's 2003 clinical trial. Those articles concluded that Nephros's OLpur(TM) MD190 therapy "may become the new standard for renal replacement therapy," and "promises to be a true technological step ahead." The articles can be found on the Company's website, www.nephros.com.

The OLpur(TM) MD190 is an advanced proprietary cartridge that refines the process of hemodiafiltration by combining two forms of therapy known as post-dilution and pre-dilution diafiltration into a single filter. As a result, the OLpur(TM) MD190 combines the superior clearance of small molecular weight

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toxins (such as urea) attributed to post-dilution hemodiafiltration with the superior clearance of middle-molecules (such as beta 2 microglobulin (b2m)) associated with pre-dilution hemodiafiltration. The OLpur (TM) MD190 is designed for use with existing hemodiafiltration machines, has received CE marking, and is currently being sold in Europe.

About Nephros, Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis, degenerative bone disease, and ultimately, to mortality in the ESRD patient.

Forward Looking Statements
This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of Nephros's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) potential products that appeared promising in early research or clinical trials to Nephros may not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials; (ii) Nephros may not obtain appropriate or necessary governmental approvals; (iii) product orders may be cancelled, patients currently using Nephros's products may cease to do so and patients expected to begin using Nephros's products may not; (iv) Nephros may not be able to obtain funding if and when needed; (v) Nephros may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; (vi) HDF therapy may not be accepted in the United States and/or Nephros's technology and products may not be accepted in target markets; (vii) Nephros may not be able to sell its products at competitive prices or profitably; and (viii) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the Securities and Exchange Commission, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-QSB filed with the SEC for the fiscal quarter ended March 31, 2005. Investors and security holders are urged to read those documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

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